Exhibit 99.2
Matrixx Initiatives, Inc. Enters Settlement Agreement to Resolve Nationwide Personal Injury
Litigation
Scottsdale, AZ December 14, 2010; Matrixx Initiatives, Inc. (Nasdaq: MTXX) and Lead Plaintiffs’ Counsel in the Federal Multi-District Litigation in the District of Arizona and the consolidated proceedings pending in state courts in California and Arizona, Charles S. Zimmerman, Steven Skikos, and Stephen Leshner, respectively, today announced the parties to product liability suits against Matrixx Initiatives, Inc. and Zicam LLC pending nationwide have reached agreement to resolve the bulk of outstanding cases and claims on mutually satisfactory terms. Under the settlement agreement, approximately 1,014 plaintiffs and 1,127 claimants who allege loss of smell and/or taste arising out of their use of Zicam Cold Remedy and other products will be eligible to participate in a voluntary Settlement Program. In return, plaintiffs and claimants will dismiss or release their cases with prejudice. The Company will pay a total of $15.5 million, including $11.5 million after satisfaction of certain contingencies and approximately $4 million in subsequent payments within twenty-one months. Any claims made after the date of the settlement agreement will not be eligible to participate in the Settlement Program.
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is an over-the-counter healthcare company that develops and markets Zicam® products. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Vice President of Finance & Accounting, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.